UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 17, 2011

HILL INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-33961	20-0953973
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 Lippincott Centre, Marlton, NJ		08053
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (856) 810-6200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, Hill International, Inc. (the “Company”) entered into a Credit Agreement, dated June 30, 2009 (the “Credit Agreement”), with Bank of America, N.A., Capital One, N.A., The PrivateBank and Trust Company, PNC Bank N.A., (the “Lenders”) and Bank of America, N.A., as Administrative Agent (the “Agent”) (collectively, the Company, the Lenders and the Agent are referred to as the “Parties”). As previously disclosed in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011, the Company was in violation of certain financial covenants under the Credit Agreement. In connection therewith, the Company’s Current Reports on Form 8-K filed on July 7, 2011 and October 7, 2011 reported that the Company entered into a Forbearance Agreement, which was amended on August 16, 2011 and September 20, 2011 (as so amended, the “Forbearance Agreement”), whereby, among other things, the Agent and the Lenders agreed to forbear from enforcing their remedies against the Company with respect to the Company’s previously disclosed failure to comply with financial covenants under the Credit Agreement. Pursuant to its terms, the Forbearance Agreement expired on October 17, 2011.

On October 17, 2011, the Parties entered into a Forbearance and First Amendment to Credit Agreement (the “Amendment”), whereby the Parties amended the Credit Agreement and the Lenders agreed to forbear from enforcing their remedies against the Company’s failure to comply with specified defaults (“Defined Defaults”) under the Credit Agreement. Specifically, the Lenders agree to forbear from enforcing their remedies against the Company with respect to the Company’s failure to comply with Defined Defaults through the earlier of (a) March 31, 2012 if the Company pays a fee of 0.60% of the Lenders’ aggregate commitments under the Credit Agreement by January 1, 2012 (the “Forbearance Extension Fee”); (b) January 1, 2012, if the Company does not pay the Forbearance Extension Fee by January 1, 2012; or (c) the date on which there is an occurrence of any Event of Default (as defined in the Credit Agreement) other than the Defined Defaults (the “Forbearance Period”).

Under the terms of the Amendment, the Parties, among other things, agreed that during the Forbearance Period:

•

Under the Credit Agreement, amounts outstanding will be limited to $100,000,000, borrowings outstanding on a revolving or swing basis will be limited to $80,000,000 and the letter of credit sub-facility will be limited to $25,000,000.

•

Borrowings outstanding under the Credit Agreement will bear interest at a fluctuating rate per annum equal to the sum of (a) the highest of (i) the Federal Funds Rate (as defined in the Credit Agreement) plus 0.50%, (ii) the Bank of America prime rate or (iii) the Eurodollar Rate plus 1.00%, plus (b) 3.50%;

•

50% of net cash proceeds from the issuance or sale of additional equity interests in the Company (other than under the Company’s existing 2006 Employee Stock Option Plan and Employee Stock Purchase Plan) and 100% of net proceeds from the issuance or incurrence of indebtedness (other than indebtedness already permitted under the Credit Agreement) will be used to prepay outstanding borrowings under the Credit Agreement;

•	No Lender may issue a Letter of Credit with an expiration date after March 31, 2013 without the approval by all Lenders;

•	The total amount available to be drawn under all Letters of Credit expiring after June 25, 2012 is limited to $17,500,000 without the approval by all Lenders; and

•	The Company is not permitted to request any Eurodollar Rate Loan.

Additionally, the Company is precluded from certain activities, including limiting the amount of cash it accumulates, and is required to take certain actions, including providing additional monthly reporting to the Lenders. The Amendment also contains revised covenants with which the Company must comply regarding its consolidated fixed charge coverage ratio, the ratio of the Company’s consolidated billed and unbilled accounts receivable to consolidated senior indebtedness, and the aggregate public equity value of the Company’s common stock, as well as other covenants and certain restrictions relating to the retention of a financial advisor, the delivery of a refinancing proposal, updated projections, schedules and certificates, and Trademark Security Agreement to the Agent and other affirmative and negative covenants and events of default customary for facilities of its type.

The Amendment is filed as Exhibit 10.1 to this report and is incorporated herein in response to this Item.

In connection with the Amendment, the Company paid the Lenders aggregate fees equal to 0.40% of the Lenders’ aggregate commitments under the Credit Facility, or $400,000. The Company also paid approximately $900,000 to the Agent as reimbursement for its out-of-pocket costs incurred in connection with the Amendment.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 8.01 Other Information.

The Amendment discussed in Item 1.01 of this report precludes the Company from making any borrowings as Eurodollar Rate Loans. On October 17, 2011, the Company’s outstanding borrowings under the Credit Agreement amounted to $72,900,000. The Company cannot provide any assurance that the Company will be in compliance with the covenants and other provisions of the Credit Agreement and Amendment (or the Company’s other credit arrangements) at the end of the Forbearance Period or thereafter or that, if the Company is not so compliant with the Credit Agreement and Amendment (or the Company’s other credit arrangements), the Lenders would agree to continue to forbear from enforcing their rights against the Company, which would have a material adverse effect on the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Forbearance and First Amendment to Credit Agreement, dated as of October 17, 2011, by and among Hill International, Inc., a Delaware corporation, as Borrower, Bank of America, N.A., Capital One, N.A., The PrivateBank and Trust Company, PNC Bank National Association, as Lenders, and Bank of America, N.A., as Administrative Agent (as defined in the Forbearance Agreement).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILL INTERNATIONAL, INC.

	By:	/s/ John Fanelli III
	Name:	John Fanelli III
Dated: October 21, 2011	Title:	Senior Vice President and Chief Financial Officer

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